Exhibit 10.1

SUPERIOR ENERGY SERVICES, INC.

PHANTOM STOCK UNIT AGREEMENT

This PHANTOM STOCK UNIT AGREEMENT (this “Agreement”) is by and between Superior Energy Services, Inc. (“Superior”) and <<ParticipantName>> (the “Award Recipient”).

WHEREAS, Superior maintains the 2016 Incentive Award Plan (the “Plan”), under which the Compensation Committee of the Board of Directors of Superior (the “Committee”) may, directly or indirectly, among other things, grant stock based awards related to Superior’s common stock payable in cash, to key employees of Superior or its subsidiaries (collectively, the “Company”); and

WHEREAS, pursuant to the Plan the Committee has awarded to the Award Recipient phantom stock units on the terms and conditions specified below;

NOW, THEREFORE, the parties agree as follows:

1. AWARD OF PHANTOM STOCK UNITS

1.1    On <<GrantDate>> (the “Date of Grant”), and upon the terms and conditions of the Plan and this Agreement, and in consideration of services rendered, Superior awarded to the Award Recipient <<NumberOfAwardsGranted>> phantom stock units (the “SUs”), that vest, subject to Sections 2 and 4 hereof, in annual installments (disregarding any fractional share) as follows:

Scheduled Vesting Date	Amount of SUs To Vest
January 15, 20	33%
January 15, 20	33%
January 15, 20	Remaining balance

2. TERMS OF PHANTOM STOCK UNITS

2.1    Each SU represents the right to receive from Superior, upon vesting, (i) an amount of cash equal to the Fair Market Value of one share of Superior’s common stock (the “Common Stock”), on the date of vesting (the “Cash Settlement Value”), and (ii) all Related Credits credited to the Award Recipient’s Dividend Equivalent Account (as such terms are defined in Section 3.1) with respect to such SU.

2.2    Neither the SUs nor the right to receive the Cash Settlement Value or the Related Credits may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated or otherwise encumbered. The Award Recipient shall have no right to receive shares of Common Stock with respect to the SUs granted under this Agreement.

2.3    If the SUs have not already vested in accordance with Section 1.1 above, the SUs shall vest on the earlier of: (a) the date on which the employment of the Award Recipient terminates as the result of death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), (b) if permitted by the Committee and subject to any additional restrictions the Committee may impose, retirement or termination by the Company, or (c) upon the occurrence of a Qualifying Termination (as such term is defined in the Superior Energy Services, Inc. Change of Control Severance Plan) that occurs after the date of a Change of Control (as defined in the Plan). Unless the Committee determines otherwise in the case of retirement of the Award Recipient or termination by the Company of the Award Recipient’s employment, termination of employment for any other reason, except termination upon a Change of Control, shall automatically result in the termination and forfeiture of all unvested RSUs.

3. PAYMENT OF CASH SETTLEMENT VALUE UPON VESTING

3.1    From and after the Date of Grant of an SU until the settlement of the SU in accordance with Section 3.2 below, the Award Recipient shall be credited, as of the payment date therefor, with (a) the amount of any cash dividends and (b) the amount equal to the Fair Market Value of any shares of Common Stock, securities, or other property distributed or distributable in respect of one share of Common Stock to which the Award Recipient would have been entitled had the Award Recipient been a record holder of one share of Common Stock for each SU at all times from the Date of Grant of such SU to such issuance date (collectively, the “Related Credits”). All such Related Credits shall be made notionally to a dividend equivalent account (a “Dividend Equivalent Account”) established for the Award Recipient with respect to all SUs granted on the same date. All such Related Credits shall vest or be forfeited at the same time and on the same terms as the SUs to which they relate.

3.2    As soon as practicable after the vesting of the SUs, but no later than 30 days from such date, Superior will pay to the Award Recipient (i) the Cash Settlement Value amount subject to such SUs; and (ii) the cash value of any Related Credits applicable to such SUs.

4. FORFEITURE OF AWARD

4.1    If the Award Recipient engages in grossly negligent conduct or intentional misconduct that either (i) requires the Company’s financial statements to be restated at any time beginning on the Date of Grant and ending on the third anniversary of the end of the final vesting date set forth in Section 1.1 or (ii) results in an increase of the value of the SUs upon vesting, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the difference between the Cash Settlement Value received upon vesting during the three-year period following such conduct and the Cash Settlement Value that would have been received based on the restated financial statements or absent the increase described in part (ii) above (the “Excess Payment”). All determinations regarding the amount of the Excess Payment shall be made solely by the Committee in good faith.

4.2    The SUs granted hereunder are also subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder.

4.3    If the Committee determines that the Award Recipient owes any amount to the Company under Sections 4.1 or 4.2 above, the Award Recipient shall return to the Company the Excess Payment (and any amounts recoverable under Section 4.2) acquired by the Award Recipient pursuant to this Agreement. The Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount owed from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.

5. WITHHOLDING TAXES; SECTION 409A

At the time that all or any portion of the SUs vest, the Award Recipient must deliver to Superior the amount of income tax withholding required by law. In accordance with and subject to the terms of the Plan, the Award Recipient may satisfy the tax withholding obligation in whole or in part by delivering currently owned shares of Common Stock or by electing to have Superior withhold the income tax from the Cash Settlement Value. It is intended that the payments and benefits provided under this Agreement will comply with the requirements of Section 409A or an exemption there from. This Agreement shall be interpreted, construed, administered, and governed in a manner that effects such intent. No acceleration of the settlement of SUs shall be permitted unless permitted under Section 409A.

6. NO CONTRACT OF EMPLOYMENT INTENDED

Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.

7. BINDING EFFECT

This Agreement may not be transferred, assigned pledged or hypothecated in any manner or law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and permitted successors. Without limiting the generality of the foregoing, whenever the term “Award Recipient” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term “Award Recipient” shall be deemed to include such person or persons.

8. INCONSISTENT PROVISIONS

The SUs granted hereby are subject to the terms, conditions, restrictions and other provisions of the Plan as fully as if all such provisions were set forth in their entirety in this Agreement. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control. The Award Recipient acknowledges that a copy of the Plan and a prospectus summarizing the Plan was distributed or made available to the Award Recipient and that the Award Recipient was advised to review such materials prior to entering into this Agreement. The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives and successors.

9. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of SUs or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of Harris County, Texas, or the federal courts for the United States for the Southern District of Texas, and no other courts, where this grant is made and/or to be performed.

10. SEVERABILITY

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and Superior intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

11. ENTIRE AGREEMENT; MODIFICATION; WAIVER

The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes. The Award Recipient acknowledges that a waiver by Superior of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Award Recipient or any other Plan participant.

12. ELECTRONIC DELIVERY; ACCEPTANCE OF AGREEMENT

12.1    Superior may, in its sole discretion, deliver any documents related to the Award Recipient’s current or future participation in the Plan by electronic means or request the Award Recipient’s consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, the Award Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Superior or a third party designated by Superior.

12.2    The Award Recipient must expressly accept the terms and conditions of this Agreement by accepting this Agreement in a timely manner. If the Award Recipient does not accept the terms of this Agreement, this award of SUs is subject to cancellation.

* * * ** * * * * * * * *

The Award Recipient, by signing below, represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Award Recipient has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement. The Award Recipient agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

[PARTICIPANT NAME]

By:
Name: